Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214919) of Innovative Industrial Properties, Inc. of our report dated March 23, 2017, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

Costa Mesa, California

March 23, 2017